PRESS RELEASE: 4Cable TV International, Inc. 4Cable TV International, Inc. Retains Strategic Investor Relations Firm CONWAY, South Carolina April 2, 2014 (Marketwired via COMTEX)– 4Cable TV International, Inc. "The Company" (OTCQB: CATV), is pleased to announce the retention of Monarch Media as its full service investor relations firm, to provide strategic counsel, direct the company's outreach and investor awareness programs.

4Cable TV International, Inc. is a global manufacturer of outdoor transmission equipment for the cable and broadband providers. "We are thrilled to join forces with Monarch Media and their significant level of experience from years of working with a variety of companies in the public marketplace. Monarch’s ability to communicate with the investment community, Which in turn will generate increased exposure for our Company is essential as we embark upon an aggressive growth strategy," stated Steven K. Richey, President of 4Cable. "We are honored to be working with the experienced veteran team at 4Cable. We have the utmost respect for this management team and have tremendous confidence in their ability to execute their business plan. We look forward to communicating 4Cable’s growth and development initiatives to the investment world. We are also looking forward to assisting the company in servicing their current shareholders and playing a key role in increasing market awareness," stated Vincent Zaldivar, Managing Member, Monarch Media.

About 4Cable (CATV)
4Cable TV International, Inc. is a global manufacturer of outdoor transmission equipment for the cable and broadband industry. The Company’s patent-pending innovations offer broadband, phone and digital/cable TV service providers with cost-effective solutions that maximize bandwidth, extend system penetration, and save energy. Since 2005, 4Cable has owned and operated manufacturing and research facilities in Conway, SC. 4Cable’s flagship product lines are the DSR No Diplexer Node, the RF2F Cable TV Network Extension System, and the PowerMiser™ amplifier. For more information on 4Cable (OTCQB: CATV) and its products visit the Company’s website at http://www.4Cable.tv